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JPMORGAN

                            GLOBAL CUSTODY AGREEMENT

        This AGREEMENT is effective April 4, 2003, and is between JPMORGAN CHASE BANK ("Bank") and GARTMORE MUTUAL FUNDS ("Customer").

1.      CUSTOMER ACCOUNTS.

         Bank, acting as "Securities Intermediary" (as defined in Section 15(g) hereof) shall establish and maintain the following accounts ("Accounts"):

        (a) a Custody Account (as defined in Section 15(b) hereof) in the name of Customer for Financial Assets, which shall, except as modified by
Section 15(d) hereof, mean stocks, shares, bonds, debentures, notes, mortgages or other obligations for the payment of money, bullion, coin and any certificates, receipts, warrants or other instruments representing rights to receive, purchase or subscribe for the same or evidencing or representing any other rights or interests therein and other similar property whether certificated or uncertificated as may be received by Bank or its Subcustodian (as defined in Section 3 hereof) for the account of Customer, including as an "Entitlement Holder" as defined in Section 15(c) hereof); and

        (b) an account in the name of Customer ("Deposit Account") for any and all cash in any currency received by Bank or its Subcustodian for the account of Customer, which cash shall not be subject to withdrawal by draft or check.

        Customer warrants its authority to: 1) deposit the cash and Financial Assets (collectively "Assets") received in the Accounts and 2) give Instructions (as defined in Section 11 hereof) concerning the Accounts. Bank may deliver Financial Assets of the same class in place of those deposited in the Custody Account.

        Upon written agreement between Bank and Customer, additional Accounts may be established and separately accounted for as additional Accounts hereunder.

2.      MAINTENANCE OF FINANCIAL ASSETS AND CASH AT BANK AND SUBCUSTODIAN
        LOCATIONS.

        Unless Instructions specifically require another location acceptable to
Bank:

        (a) Financial Assets shall be held in the country or other jurisdiction in which the principal trading market for such Financial Assets is located, where such Financial Assets are to be presented for payment or where such Financial Assets are acquired; and

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        (b)     Cash shall be credited to an account in a country or other jurisdiction in which such cash may be legally deposited or is the legal currency for the payment of public or private debts. Cash will be held in the name of Customer at Bank's London Branch office ("London Branch") in either interest or non-interest bearing cash accounts as the Customer may instruct and as may be available for the particular currency. Notwithstanding the preceding sentence, cash held in respect of those markets where Customer is required to have a cash account in its own name held directly with the relevant Subcustodian shall be held in that manner and shall not be part of any cash account with Bank. Any cash so deposited with London Branch shall be payable exclusively by London Branch in the applicable currency, subject to compliance with any applicable laws, regulations, governmental decrees or similar orders including, without limitation, any restrictions on transactions in the applicable currency imposed by the country of the applicable currency.

        If Customer wishes to have any of its Assets held in the custody of an institution other than the established Subcustodians as defined in Section 3 (or their securities depositories), such arrangement must be authorized by a written agreement, signed by Bank and Customer.

3.      SUBCUSTODIANS AND SECURITIES DEPOSITORIES.

        Bank may act hereunder through the subcustodians listed in Schedule A hereof with which Bank has entered into subcustodial agreements
("Subcustodians"). Customer authorizes Bank to hold Assets in the Accounts which Bank has established with one or more of its branches or Subcustodians. Bank and Subcustodians are authorized to hold any of the Financial Assets in their account with any securities depository in which they participate.

        Bank reserves the right to add new, replace or remove Subcustodians. Customer shall be given reasonable notice by Bank of any amendment to Schedule
A. Upon request by Customer, Bank shall identify the name, address and principal place of business of any Subcustodian of Customer's Assets and the name and address of the governmental agency or other regulatory authority that supervises or regulates such Subcustodian.

4.      USE OF SUBCUSTODIAN.

        (a) Bank shall identify the Assets on its books as belonging to Customer.

        (b) A Subcustodian shall hold such Assets together with assets belonging to other customers of Bank in accounts identified on such Subcustodiari s books as custody accounts for the exclusive benefit of customers of Bank.

        (c) Except as may otherwise be required by local law or regulation, any Financial Assets: (i) in the Accounts held by a Subcustodian shall be subject only to the instructions of Bank or its agent; and (ii) held in a securities depository for the account of a Subcustodian shall be subject only to the instructions of such Subcustodian.

        (d) Any agreement Bank enters into with a Subcustodian for holding Bank's customers' assets shall provide that such assets shall not be subject to any right, charge, security interest, lien or claim of any kind in favor of such Subcustodian or its creditors except a claim of payment for their safe custody or administration or, in the case of cash deposits, except for liens

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or rights in favor of creditors of the Subcustodian arising under bankruptcy, insolvency or similar laws, and that the beneficial ownership of such assets shall be freely transferable without the payment of money or value other than for safe custody or administration. Where Securities are deposited by a Subcustodian with a securities depository, Bank shall cause the Subcustodian to identify on its books as belonging to Bank, as agent, the Securities shown on the Subcustodian's account on the books of such securities depository. The foregoing shall not apply to the extent of any special agreement or arrangement made by Customer with any particular Subcustodian.

5.      DEPOSIT ACCOUNT TRANSACTIONS.

        (a) Bank or its Subcustodians shall make payments from the Deposit Account upon receipt of Instructions which include all information required by Bank.

        (b) In the event that any payment to be made under this Section 5 exceeds the funds available in the Deposit Account, Bank, in its discretion, may advance Customer such excess amount which shall be deemed a loan payable on demand, bearing interest at the rate customarily charged by Bank on similar loans.

        (c) If Bank credits the Deposit Account on a payable date, or at any time prior to actual collection and reconciliation to the Deposit Account, with interest, dividends, redemptions or any other amount due, Customer shall promptly return any such amount upon oral or written notification: (i) that such amount has not been received in the ordinary course of business or (ii) that such amount was incorrectly credited. If Customer does not promptly return any amount upon such notification, Bank shall be entitled, upon oral or written notification to Customer, to reverse such credit by debiting the Deposit Account for the amount previously credited. Bank or its Subcustodian shall have no duty or obligation to institute legal proceedings, file a claim or a proof of claim in any insolvency proceeding or take any other action with respect to the collection of such amount, but may act for Customer upon Instructions after consultation with Customer.

6.      CUSTODY ACCOUNT TRANSACTIONS.

        (a) Financial Assets shall be transferred, exchanged or delivered by Bank or its Subcustodian upon receipt by Bank of Instructions which include all information required by Bank. Settlement and payment for Financial Assets received for, and delivery of Financial Assets out of, the Custody Account may be made in accordance with the customary or established securities trading or securities processing practices and procedures in the jurisdiction or market in which the transaction occurs, including, without limitation, delivery of Financial Assets to a purchaser, dealer or their agents against a receipt with the expectation of receiving later payment and free delivery. Delivery of Financial Assets out of the Custody Account may also be made in any manner specifically required by Instructions acceptable to Bank.

        (b) Bank, in its discretion, may credit or debit the Accounts on a contractual settlement date with cash or Financial Assets with respect to any sale, exchange or purchase of Financial Assets. Otherwise, such transactions shall be credited or debited to the Accounts on the date cash or Financial Assets are actually received by Bank and reconciled to the Account.

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        (i)     On notice to Customer, Bank may reverse credits or debits made to the Accounts in its discretion if the related transaction fails to settle within a reasonable period, determined by Bank in its discretion, after the contractual settlement date for the related transaction.

        (ii) If any Financial Assets delivered pursuant to this Section 6 are returned by the recipient thereof, Bank may on notice to Customer reverse the credits and debits of the particular transaction at any time.

7.      ACTIONS OF BANK.

        Bank shall follow Instructions received regarding Assets held in the Accounts. However, until it receives Instructions to the contrary, Bank shall:

        (a) Present for payment any Financial Assets which are called, redeemed or retired or otherwise become payable and all coupons and other income items which call for payment upon presentation, to the extent that Bank or Subcustodian is actually aware of such opportunities pursuant to its monitoring of such financial publications as would be ordinarily monitored by professional custodians of Bank's reputation and stature.

        (b) Execute in the name of Customer such ownership and other certificates as may be required to obtain payments in respect of Financial Assets.

        (c) Exchange interim receipts or temporary Financial Assets for definitive Financial Assets.

        (d) Appoint agents for any transaction involving the Financial Assets, including, without limitation, "Affiliates" of Bank or any Subcustodian. (For purposes hereof, the term "Affiliate" shall mean an entity controlling, controlled by, or under common control with, Bank.)

        (e) Issue statements to Customer, at times mutually agreed upon, identifying the Assets in the Accounts.

        Bank shall send Customer an advice or notification of any transfers of Assets to or from the Accounts. Such statements, advices or notifications shall indicate the identity of the entity having custody of the Assets. Unless Customer sends Bank a written exception or objection to any Bank statement within sixty (60) days of receipt, Customer shall be deemed to have approved such statement. In such event, or where Customer has otherwise approved any such statement, Bank shall, to the extent permitted by law, be released, relieved and discharged with respect to all matters set forth in such statement or reasonably implied therefrom as though it had been settled by the decree of a court of competent jurisdiction in an action where Customer and all persons having or claiming an interest in Customer or Customer's Accounts were parties.

        All collections of funds or other property paid or distributed in respect of Financial Assets in the Custody Account shall be made at the risk of Customer. Bank shall have no liability for any loss occasioned by delay in the actual receipt of notice by Bank or by its Subcustodians of any payment, redemption or other transaction regarding Financial Assets in the Custody Account in respect of which Bank has agreed to take any action hereunder.

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8.      CORPORATE ACTIONS; PROXIES; TAX RECLAIMS.

        (a) Corporate Actions. Whenever Bank receives information concerning the Financial Assets which requires discretionary action by the beneficial owner of the Financial Assets (other than a proxy), such as subscription rights, bonus issues, stock repurchase plans and rights offerings, or legal notices or other material intended to be transmitted to securities holders ("Corporate Actions"), Bank shall give Customer prompt notice of such Corporate Actions to the extent that Bank's central corporate actions department has actual knowledge of a Corporate Action in time to notify its customers.

        When a rights entitlement or a fractional interest resulting from a rights issue, stock dividend, stock split or similar Corporate Action is received which bears an expiration date, Bank shall endeavor to obtain Instructions from Customer or its Authorized Person (as defined in Section 10 hereof), but if Instructions are not received in time for Bank to take prompt and timely action, or actual notice of such Corporate Action was received too late to seek Instructions, Bank is authorized to sell such rights entitlement or fractional interest and to credit the Deposit Account with the proceeds or take any other action it deems, in good faith, to be appropriate in which case it shall be held harmless for any such action.

        (b) Proxy Voting. Bank shall provide proxy voting services, if elected by Customer, in accordance with the terms of the proxy voting services rider hereto. Proxy voting services may be provided by Bank or, in whole or in part, by one or more third parties appointed by Bank (which may be Affiliates of Bank).

        (c)     Tax Reclaims.

                (i) Subject to the provisions hereof, Bank shall apply for a reduction of withholding tax and any reFund of any tax paid or tax credits which apply in each applicable market in respect of income payments on Financial Assets for Customer's benefit which Bank believes may be available to Customer.

                (ii) The provision of tax reclaim services by Bank is conditional upon Bank's receiving from Customer or, to the extent the Financial Assets are beneficially owned by others, from each beneficial owner, A) a declaration of the beneficial owner's identity and place of residence and (B) certain other documentation (pro forma copies of which are available from Bank). Customer acknowledges that, if Bank does not receive such declarations, documentation and information, Bank shall be unable to provide tax reclaim services.

                (iii) Bank shall not be liable to Customer or any third party for any taxes, fines or penalties payable by Bank or Customer, and shall be indemnified accordingly, whether these result from the inaccurate completion of documents by Customer or any third party, or as a result of the provision to Bank or any third party of inaccurate or misleading information or the withholding of material information by Customer or any other third party, or as a result of any delay of any revenue authority or any other matter beyond Bank's control.

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                (iv)    Bank shall perform tax reclaim services only with
        respect to taxation levied by the revenue authorities of the countries notified to Customer from time to time and Bank may, by notification in writing, at Bank's absolute discretion, supplement or amend the markets in which tax reclaim services are offered. Other than as expressly provided in this sub-clause, Bank shall have no responsibility with regard to Customer's tax position or status in any jurisdiction.

                (v) Customer confirms that Bank is authorized, on notice to Customer, to disclose any information requested by any revenue authority or any governmental body in relation to Customer or the securities and/or cash held for Customer.

                (vi) Tax reclaim services may be provided by Bank or, in whole or in part, by one or more third parties appointed by Bank (which may be Bank's affiliates); provided that Bank shall be liable for the performance of any such third party to the same extent as Bank would have been if Bank had performed such services.

        (d)     Tax Obligations.

                (i) Customer confirms that, upon notice to Customer, Bank is authorized to deduct from any cash received or credited to the Deposit Account any taxes or levies required by any revenue or governmental authority for whatever reason in respect of the Custody Account.

                (ii) Customer shall provide to Bank such documentation and information as Bank may require in connection with taxation, and warrants that, when given, this information shall be true and correct in every respect, not misleading in any way, and contain all material information. Customer undertakes to notify Bank immediately if any such information requires updating or amendment.

                (iii) Customer shall be responsible for the payment of all taxes relating to the Financial Assets in the Custody Account, and Customer agrees to pay, indemnify and hold Bank harmless from and against any and all liabilities, penalties, interest or additions to tax with respect to or resulting from any delay in, or failure by, Bank
        (1) to pay, withhold or report any U.S. federal, state or local taxes or foreign taxes imposed on, or (2) to report interest, dividend or other income paid or credited to the Deposit Account, whether such failure or delay by Bank to pay, withhold or report tax or income is the result of
        (x) Customer's failure to comply with the terms of Sections 8(c) and
        (d), or (y) Bank's own acts or omissions; provided however, Customer shall not be liable to Bank for any penalty or additions to tax due, or any interest thereon, as a result of Bank's failure to pay, withhold or report tax or to report interest, dividend or other income paid or credited to the Deposit Account solely as a result of Bank's negligent acts or omissions, and instead in such cases, Bank will be liable for any such penalties or additions to tax due or interest thereon; and provided that Customer's indemnification of Bank under this Section shall not extend to Bank's attorneys' fees or other expenses in the event that such liabilities are solely the result of Bank's negligent acts or omissions.

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9.      NOMINEES.

        Financial Assets which are ordinarily held in registered form may be registered in a nominee name of Bank, Subcustodian or securities depository, as the case may be. Bank may without notice to Customer cause any such Financial Assets to cease to be registered in the name of any such nominee and to be registered in the name of Customer. In the event that any Financial Assets registered in a nominee name are called for partial redemption by the issuer, Bank may allot the called portion to the respective beneficial holders of such class of security in any manner Bank deems to be fair and equitable. Customer shall hold Bank, Subcustodians, and their respective nominees harmless from any liability arising directly or indirectly from their status as a mere record holder of Financial Assets in the Custody Account.

10.     AUTHORIZED PERSONS.

        As used herein, the term "Authorized Person" means employees or agents including investment managers as have been designated by written notice from Customer or its designated agent to act on behalf of Customer hereunder. Such persons shall continue to be Authorized Persons until such time as Bank receives Instructions from Customer or its designated agent that any such employee or agent is no longer an Authorized Person.

11.     INSTRUCTIONS.

        The term "Instructions" means instructions of any Authorized Person received by Bank, via telephone, telex, facsimile transmission, bank wire or other teleprocess or electronic instruction or trade information system acceptable to Bank which Bank believes in good faith to have been given by Authorized Persons or which are transmitted with proper testing or authentication pursuant to terms and conditions which Bank may specify. Unless otherwise expressly provided, all Instructions shall continue in full force and effect until canceled or superseded. The term "Instructions" includes, without limitation, instructions to sell, assign, transfer, deliver, purchase or receive for the Custody Account, any and all stocks, bonds and other Financial Assets or to transfer funds in the Deposit Account.

        Any Instructions delivered to Bank by telephone shall promptly thereafter be confirmed in writing by an Authorized Person (which confirmation may bear the facsimile signature of such Person), but Customer shall hold Bank harmless for the failure of an Authorized Person to send such confirmation in writing, the failure of such confirmation to conform to the telephone instructions received or Bank's failure to produce such confirmation at any subsequent time. Bank may electronically record any Instructions given by telephone, and any other telephone discussions with respect to the Custody Account. Customer shall be responsible for safeguarding any testkeys, identification codes or other security devices which Bank shall make available to Customer or its Authorized Persons.

12.     STANDARD OF CARE; LIABILITIES.

        (a) Bank shall be responsible for the performance of only such duties as are set forth herein or expressly contained in Instructions which are consistent with the provisions hereof as follows:

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                (i)     Notwithstanding any other provisions of this Agreement,
        Bank's responsibilities shall be limited to the exercise of reasonable care with respect to its obligations hereunder. Bank shall only be liable to Customer for any loss which shall occur as the result of the failure of a Subcustodian to exercise reasonable care with respect to the safekeeping of such Assets where such loss results directly from the failure by the Subcustodian to use reasonable care in the provision of custodial services by it in accordance with the standards prevailing in its local market. In the event of any loss to Customer which is compensable hereunder (Lee. a loss arising by reason of the failure of Bank or its Subcustodian to use reasonable care), Bank shall be liable to Customer only to the extent of Customer's direct damages, to be determined based on the market value of the property which is the subject of the loss at the date of discovery of such loss and without reference to any special conditions or circumstances. Bank shall have no liability whatsoever for any consequential, special, indirect or speculative loss or damages (including, but not limited to, lost profits) suffered by Customer in connection with the transactions and services contemplated hereby and the relationship established hereby even if Bank has been advised as to the possibility of the same and regardless of the form of the action.

                (ii) Bank shall not be responsible for the insolvency of any Subcustodian which is not a branch or Affiliate of Bank. Bank shall not be responsible for any act, omission, default or the solvency of any agent which it or a Subcustodian appoints unless such appointment was made negligently or in bad faith.

                (iii) (A) Customer shall indemnify and hold Bank and its directors, officers, agents and employees (collectively the "Indemnitees") harmless from and against any and all claims, liabilities, losses, damages, fines, penalties, and expenses, including out-of-pocket and incidental expenses and legal fees ("Losses") that may be imposed on, incurred by, or asserted against, the Indemnitees or any of them for following any instructions or other directions upon which Bank is authorized to rely pursuant to the terms of this Agreement.
        (B) In addition to and not in limitation of the preceding subparagraph, Customer shall also indemnify and hold the Indemnitees and each of them harmless from and against any and all Losses that may be imposed on, incurred by, or asserted against, the Indemnitees or any of them in connection with or arising out of Bank's performance under this Agreement, provided the Indemnitees have not acted with negligence or engaged in willful misconduct. (C) In performing its obligations hereunder, Bank may rely on the genuineness of any document which it believes in good faith to have been validly executed.

                (iv) Customer shall pay for and hold Bank harmless from any liability or loss resulting from the imposition or assessment of any taxes or other governmental charges, and any related expenses, with respect to income from or Assets in the Accounts.

                (v) Bank shall be entitled to rely, and may act, upon the advice of counsel (who may be counsel for Customer) on all matters and shall be without liability for any action reasonably taken or omitted pursuant to such advice.

                (vi) Bank need not maintain any insurance for the benefit of Customer.

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                (vii)   Without limiting the foregoing, Bank shall not be liable
        for any loss which results from: 1) the general risk of investing, or 2) investing or holding Assets in a particular country including, but not limited to, losses resulting from malfunction, interruption of or error in the transmission of information caused by any machines or system or interruption of communication facilities, abnormal operating conditions, nationalization, expropriation or other governmental actions; regulation of the banking or securities industry; currency restrictions, devaluations or fluctuations; and market conditions which prevent the orderly execution of securities transactions or affect the value of Assets.

                (viii) Neither party shall be liable to the other for any loss due to forces beyond their control including, but not limited to strikes or work stoppages, acts of war (whether declared or undeclared) or terrorism, insurrection, revolution, nuclear fusion, fission or radiation, or acts of God. Nevertheless, the parties acknowledge their duty to take such reasonable actions to mitigate any such losses to the extent within their control.

        (b)     Consistent with and without limiting the first paragraph of this
Section 12, it is specifically acknowledged that Bank shall have no duty or responsibility to:

                (i) question Instructions or make any suggestions to Customer or an Authorized Person regarding such Instructions;

                (ii) supervise or make recommendations with respect to investments or the retention of Financial Assets;

                (iii) advise Customer or an Authorized Person regarding any default in the payment of principal or income of any security other than as provided in Section 5(c) hereof;

                (iv) evaluate or report to Customer or an Authorized Person regarding the financial condition of any broker, agent or other party to which Financial Assets are delivered or payments are made pursuant hereto; and

                (v) review or reconcile trade confirmations received from brokers. Customer or its Authorized Persons issuing Instructions shall bear any responsibility to review such confirmations against Instructions issued to and statements issued by Bank.

        (c) Customer authorizes Bank to act hereunder notwithstanding that Bank or any of its divisions or Affiliates may have a material interest in a transaction, or circumstances are such that Bank may have a potential conflict of duty or interest including the fact that Bank or any of its Affiliates may provide brokerage services to other customers, act as financial advisor to the issuer of Financial Assets, act as a lender to the issuer of Financial Assets, act in the same transaction as agent for more than one customer, have a material interest in the issue of Financial Assets, or earn profits from any of the activities listed herein.

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13.     FEES AND EXPENSES.

        Customer shall pay Bank for its services hereunder the fees set forth in Schedule B hereto or such other amounts as may be agreed upon in writing, together with Bank's reasonable out-of-pocket or incidental expenses, including, but not limited to, legal fees. Bank shall have a lien on the Accounts to the extent of 104% of any amounts owing by Customer to Bank at any time and is authorized to charge any Accounts of Customer for any such amounts owing to Bank under any provision hereof.

14.     MISCELLANEOUS.

        (a) Foreign Exchange Transactions. To facilitate the administration of Customer's trading and investment activity, when instructed by specific or standing Instruction, Bank is authorized to enter into spot or forward foreign exchange contracts with Customer or an Authorized Person for Customer and may also provide foreign exchange through its subsidiaries, Affiliates or Subcustodians. Instructions may be issued with respect to such contracts but Bank may establish rules or limitations concerning any foreign exchange facility made available. In all cases where Bank, its subsidiaries, Affiliates or Subcustodians enter into a separate master foreign exchange contract with Customer that covers foreign exchange transactions for the Accounts, the terms and conditions of that foreign exchange contract, and to the extent not inconsistent, this Agreement, shall apply to such transactions.

        (b) Certification of Residency, etc. Customer certifies that it is a resident of the United States and shall notify Bank of any changes in residency. Bank may rely upon this certification or the certification of such other facts as may be required to administer Bank's obligations hereunder. Customer shall indemnify Bank against all losses, liability, claims or demands arising directly or indirectly from any such certifications.

        (c) Access to Records. Bank shall allow Customer's independent public accountant reasonable access to the records of Bank relating to Financial Assets as is required in connection with their examination of books and records pertaining to Customer's affairs. Subject to restrictions under applicable law, Bank shall also obtain an undertaking to permit Customer's independent public accountants reasonable access to the records of any Subcustodian which has physical possession of any Financial Assets as may be required in connection with the examination of Customer's books and records.

        (d) Governing Law; Successors and Assigns; Immunity; Captions. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN NEW YORK and shall not be assignable by either party, but shall bind the successors in interest of Customer and Bank. To the extent that in any jurisdiction Customer may now or hereafter be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process by Bank, Customer irrevocably shall not claim, and it hereby waives, such immunity. The captions given to the sections and subsections of this Agreement are for convenience of reference only and are not to be used to interpret this Agreement.

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        (e)     Entire Agreement; Applicable Riders. Customer represents that the Assets deposited in the Accounts are (Check one):

        [ ] Investment Company assets subject to certain U.S. Securities and Exchange Commission rules and regulations;

        [ ] Other (specify)

        This Agreement consists exclusively of this document together with Schedules A and B, Exhibits I- __________ and the following Rider(s) [Check applicable rider(s)]:

        [ ] INVESTMENT COMPANY

        [ ] PROXY VOTING

        [ ] SPECIAL TERMS AND CONDITIONS

        Except with respect to certain ancillary agreements that have been executed contemporaneously in connection with the custodial services contemplated hereby, there are no other provisions hereof and this Agreement supersedes any other agreements, whether written or oral, between the parties. Any amendment hereto must be in writing, executed by both parties.

        (f) Severability. In the event that one or more provisions hereof are held invalid, illegal or unenforceable in any respect on the basis of any particular circumstances or in any jurisdiction, the validity, legality and enforceability of such provision or provisions under other circumstances or in other jurisdictions and of the remaining provisions shall not in any way be affected or impaired.

        (g) Waiver. Except as otherwise provided herein, no failure or delay on the part of either party in exercising any power or right hereunder operates as a waiver, nor does any single or partial exercise of any power or right preclude any other or further exercise, or the exercise of any other power or right. No waiver by a party of any provision hereof, or waiver of any breach or default, is effective unless in writing and signed by the party against whom the waiver is to be enforced.

        (h) Representations and Warranties. (i) Customer hereby represents and warrants to Bank that: (A) it has full authority and power to deposit and control the Financial Assets and cash deposited in the Accounts; (B) it has all necessary authority to use Bank as its custodian; (C) this Agreement constitutes its legal, valid and binding obligation, enforceable in accordance with its terms; (D) it has taken all necessary action to authorize the execution and delivery hereof. (E) it shall have full authority and power to borrow moneys and enter into foreign exchange transactions; and (F) it has not relied on any oral or written representation made by Bank or any person on its behalf, and acknowledges that this Agreement sets out to the fullest extent the duties of Bank. (ii) Bank hereby represents and warrants to Customer that: (A) it has the full power and authority to perform its obligations hereunder, (B) this Agreement constitutes its legal, valid and binding obligation, enforceable in accordance with its terms; and (C) it has taken all necessary action to authorize the execution and delivery hereof.

        (i) Notices. All notices hereunder shall be effective when actually received. Any notices or other communications which may be required hereunder are to be sent to the parties at the following addresses or such other addresses as may subsequently be given to the other party in writing: (a) Bank: JPMorgan Chase Bank, 4 Chase MetroTech Center, Brooklyn, N.Y. 11245, Attention: Global Investor Services, Investment Management Group; and (b) Customer: Gartmore Mutual Funds, 1200 River Road, Conshohocken, Pennsylvania 19428 Attention:
Operations.

        (j) Termination. This Agreement may be terminated by Customer or Bank by giving sixty (60) days' written notice to the other, provided that such notice to Bank shall specify the names of the persons to whom Bank shall deliver the Assets in the Accounts. If notice of termination is given by Bank, Customer shall, within sixty (60) days following receipt of the notice, deliver to Bank Instructions specifying the names of the persons to whom Bank shall deliver the Assets. In either case Bank shall deliver the Assets to the persons so specified, after deducting any amounts which Bank determines in good faith to be owed to it under Section 13. If within sixty (60) days following receipt of a notice of termination by Bank, Bank does not receive Instructions from Customer specifying the names of the persons to whom Bank shall deliver the Assets, Bank, at its election, may deliver the Assets to a bank or trust company doing business in the State of New York to be held and disposed of pursuant to the provisions hereof, or to Authorized Persons, or may continue to hold the Assets until Instructions are provided to Bank.

        (k) Money Laundering. Customer warrants and undertakes to Bank for itself and its agents that all Customer's customers are properly identified in accordance with U.S. Money Laundering regulations and guidelines as in effect from time to time.

        (l) Imputation of certain information. Bank shall not be held responsible for and shall not be required to have regard to information held by any person by imputation or information of which Bank is not aware by virtue of a "Chinese Wall" arrangement. If Bank becomes aware of confidential information which in good faith it feels inhibits it from effecting a transaction hereunder Bank may refrain from effecting it.

        (m) Information Concerning Deposits at London Branch. London Branch is a member of the United Kingdom Deposit Protection Scheme (the "Scheme") established under Banking Act 1987 (as amended). The Scheme provides that in the event of Custodian's insolvency payments may be made to certain customers of London Branch. Payments under the Scheme are limited to 90% of a depositor's total cash deposits subject to a maximum payment to any one depositor of (pound)18,000 (or 20,000 euros if greater). Most deposits denominated in sterling and other European Economic Area Currencies and euros made with Custodian within the United Kingdom are covered. (Further details of the Scheme are available upon request.)

        (n) In the event that Custodian incurs a loss attributable to Country Risk (as defined in the Investment Company rider hereto) with respect to any cash balance it maintains on deposit at a Subcustodian or other correspondent bank in regard to its global custody or trust businesses in the country where the Subcustodian or other correspondent bank is located, Custodian may set such loss off against Company's Cash Account to the extent that such loss is directly attributable to Company's investments in that market and, to the extent that such loss is not directly attributable to any of Custodian's customers' investments in that market, Custodian may set such loss off in a pro-rata manner against its customers' cash account holdings in that currency, including such holdings in Company's Cash Account.

        (o) The terms "Gartmore Mutual Funds" and the "Trustees of Gartmore Mutual Funds" refer respectively to the trust created and the trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated as of October 30, 1997, as such has been or may be amended from time to time, and to which reference is hereby made and copies of which are on file at the office of the Secretary of State of the State of Ohio, and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of Gartmore Mutual Funds entered into in the name or on behalf thereof by any of Gartmore Mutual Funds trustees, representatives or agents are not made individually, but only in their capacities with respect to Gartmore Mutual Funds. Such obligations are not binding upon any of the trustees, shareholders or representatives of Gartmore Mutual Funds personally, but bind only the assets of Gartmore Mutual Funds. All persons dealing with any series of shares of Gartmore Mutual Funds must look solely to the assets of Gartmore Mutual Funds belonging to such series for the enforcement of any claims against such trust.

15.     DEFINITIONS.

        As used herein, the following terms shall have the meaning hereinafter stated:

        (a) "Certificated Security" shall mean a security that is represented by a certificate.

        (b) "Custody Account" shall mean each Securities custody account on Bank's records to which Financial Assets are or may be credited pursuant hereto.

        (c) "Entitlement Holder" shall mean the person on the records of a Securities Intermediary as the person having a Securities Entitlement against the Securities Intermediary.

        (d) "Financial Asset" shall mean, as the context requires, either the asset itself or the means by which a person's claim to it is evidenced, including a Certificated Security or Uncertificated Security, a security certificate, or a Securities Entitlement. Financial Assets shall not include cash.

        (e) "Securities" shall mean stocks, bonds, rights, warrants and other negotiable and nonnegotiable paper whether issued as Certificated Securities or Uncertificated Securities and commonly traded or dealt in on securities exchanges or financial markets, and other obligations of an issuer, or shares, participations and interests in an issuer recognized in an area in which it is issued or dealt in as a medium for investment and any other property as shall be acceptable to Bank for the Custody Account.

        (f) "Securities Entitlement" shall mean the rights and property interest of an Entitlement Holder with respect to a Financial Asset as set forth in Part 5 of the Uniform Commercial Code.

        (g) "Securities Intermediary" shall mean Bank, a Subcustodian, a securities depository, and any other financial institution which in the ordinary course of business maintains custody accounts for others and acts in that capacity.

        (h) "Uncertificated Security" shall mean a security that is not represented by a certificate.

        (i) "Uniform Commercial Code" shall mean Article 8 of the Uniform Commercial Code of the State of New York, as the same may be amended from time to time.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first-above written.

                                    CUSTOMER


        By:
           --------------------------------------------
                                    Title:
                                    Date:

                                    JPMORGAN CHASE BANK


        By:
           --------------------------------------------
                                    Title:
                                    Date:

STATE OF                                )

                                        :  ss.

COUNTY OF                               )

        On this 3rd day of April, 2003, before me personally came
                           , to me known, who being by me duly sworn, did depose
and say that he/she resides in                                                at
                           , that he/she is                                   of
                           , the entity described in and which executed the
foregoing instrument; that he/she knows the seal of said entity, that the seal affixed to said instrument is such seal, that it was so affixed by order of said entity, and that he/she signed his/her name thereto by like order.

Sworn to before me this

day of _________, 200_.

        Notary

STATE OF NEW YORK                       )

                                         ss.

COUNTY OF NEW YORK                      )

        On this              day of            , 200_, before me personally came
                           , to me known, who being by me duly sworn, did depose
and say that he/she resides in                                                at
                           ; that he/she is a Vice President of JPMORGAN CHASE
BANK, the corporation described in and which executed the foregoing instrument; that he/she knows the seal of said corporation, that the seal affixed to said instrument is such corporate seal, that it was so affixed by order of the Board of Directors of said corporation, and that he/she signed his/her name thereto by like order.


Sworn to before me this day

of _________, 200_.

        Notary

              Investment Company Rider to Global Custody Agreement

                         Between JPMorgan Chase Bank and

                              Gartmore Mutual Funds

                             effective April 4, 2003

To the extent of any inconsistency between this Rider and the Agreement with regard to the standard of care to be exercised by Bank, the terms of this Rider shall prevail. The following modifications are made to the Agreement:

        I. Add the following after the first sentence of Section 3 of the
        Agreement:

        At the request of Customer, Bank may, but need not, add to Schedule A an Eligible Foreign Custodian (as hereinafter defined) where Bank has not acted as Foreign Custody Manager with respect to the selection thereof. Bank shall notify Customer in the event that it elects to add any such entity.

        II. Add the following language to the end of Section 3 of the Agreement:

        The term Subcustodian as used herein shall mean the following:

        (a) a "U.S. Bank," which shall mean a U.S. bank as defined in rule 17f-5(a)(7); and

        (b) an "Eligible Foreign Custodian," which, as defined in rule 17f-5(a)(1) and (5), shall mean (i) a banking institution or trust company, incorporated or organized under the laws of a country other than the United States, that is regulated as such by that country's government or an agency thereof, and (ii) a majority-owned direct or indirect subsidiary of a U.S. Bank or bank holding company which subsidiary is incorporated or organized under the laws of a country other than the United States. In addition, an Eligible Foreign Custodian shall also mean any other entity that shall have been so qualified by exemptive order, rule or other appropriate action of the SEC.

        The term "securities depository" as used herein shall mean the following, when referring to a securities depository located:

        (a) outside the U.S., an "Eligible Securities Depository" which, in turn, shall have the same meaning as in rule 17f-7(b)(1)(i)-(vi) as the same may be amended from time to time, or that has otherwise been made exempt by an SEC exemptive order, rule other appropriate SEC action, except that prior to the compliance date with rule 17f-7 for a particular securities depository the term "securities depository" shall be as defined in (a)(1)(ii)-(iii) of the 1997 amendments to rule 17f-5; and

        (b) in the U.S., shall mean a "securities depository" as defined in SEC rule 17f-4(a).

        For purposes of provisions of the Agreement imposing liability on Bank, the term Subcustodian shall not include any Eligible Foreign Custodian as to which Bank has not acted as Foreign Custody Manager. For purposes of clarity, the term Subcustodian shall not include any securities depository."

        III. Add the following language to the end of the first sentence of
Section 4(d) of the Agreement: "or, in the case of cash deposits, except for liens or rights in favor of creditors of the Subcustodian arising under bankruptcy, insolvency or similar laws."

        IV. Add a new Section 16 to the Agreement as follows:

        16. COMPLIANCE WITH SECURITIES AND EXCHANGE COMMISSION RULE 17F-5 ("RULE 17F-5").

        (a) Customer's board of directors (or equivalent body) (hereinafter `Board") hereby delegates to Bank, and Bank hereby accepts the delegation to it of, the obligation to perform as Customer's "Foreign Custody Manager" (as that term is defined in rule 17f-5(a)(3)), including for the purposes of:
(i) selecting Eligible Foreign Custodians (as that term is defined in rule 17f5(a)(1), as the same may be amended from time to time, or that have otherwise been exempted by SEC exemptive order, rule other appropriate SEC action) to hold Customer's foreign Financial Assets and Cash (collectively, "Foreign Assets"), (ii) evaluating the contractual arrangements with such Eligible Foreign Custodians (as set forth in rule 17f-5(c)(2)), and (iii) monitoring such foreign custody arrangements (as set forth in rule 17f-5(c)(3)).

        (b) In connection with the foregoing, Bank shall:

        (i) provide written reports notifying Customer's Board of the placement of Foreign Assets with particular Eligible Foreign Custodians and of any material change in the arrangements with such Eligible Foreign Custodians, with such reports to be provided to Customer's Board at such times as the Board deems reasonable and appropriate based on the circumstances of Customer's foreign custody arrangements but until further notice from Customer requesting a different schedule, such reports shall be provided not less than quarterly in summary form, with a more detailed report annually.

        (ii) exercise such reasonable care, prudence and diligence in performing as Customer's Foreign Custody Manager as a person having responsibility for the safekeeping of Foreign Assets would exercise;

        (iii) in selecting an Eligible Foreign Custodian, first have determined that Foreign Assets placed and maintained in the safekeeping of such Eligible Foreign Custodian shall be subject to reasonable care, based on the standards applicable to custodians in the relevant market, after having considered all factors relevant to the safekeeping of such Assets, including, without limitation, those factors set forth in rule 17f-5(c)(1)(i)-(iv);

        (iv) determine that the written contract with the Eligible Foreign Custodian requires that the Eligible Foreign Custodian will provide reasonable care for Foreign Assets based on the standards applicable to custodians in the relevant market as provided in rule 17f5(c)(2); and

        (v) have established a system to monitor the continued appropriateness of maintaining Foreign Assets with particular Eligible Foreign Custodians and performance of the governing contractual arrangements; it being understood, however, that in the event that Bank shall have determined that the existing Eligible Foreign Custodian in a given country would no longer afford Foreign Assets reasonable care and that no other Eligible Foreign Custodian in that country would afford reasonable care, Bank shall promptly so advise Customer and shall then act in accordance with the Instructions of Customer with respect to the disposition of the affected Foreign Assets.

Subject to (b)(i)-(v) above, Bank is hereby authorized to place and maintain Foreign Assets on behalf of Customer with Eligible Foreign Custodians pursuant to a written contract deemed appropriate by Bank.

        (c) Except as expressly provided herein and in Section 17 hereof, Customer shall be solely responsible to assure that the maintenance of Foreign Assets hereunder complies with the rules, regulations, interpretations and exemptive orders promulgated by or under the authority of the SEC.

        (d) Bank represents to Customer that it is a U.S. Bank as defined in rule 17f-5(a)(7). Customer represents to Bank that: (1) the Assets being placed and maintained in Bank's custody are subject to the Investment Company Act of 1940, as amended (the "1940 Act") as the same may be amended from time to time;
(2) its Board (or other governing body) has determined that it is reasonable to rely on Bank to perform as Customer's Foreign Custody Manager; and (3) its Board (or other governing body) or its investment adviser shall have determined that Customer may maintain Foreign Assets in each country in which Customer's Foreign Assets shall be held hereunder and determined to accept the risks arising therefrom (including, but not limited to, a country's financial infrastructure, prevailing custody and settlement practices, laws applicable to the safekeeping and recovery of Foreign Assets held in custody, and the likelihood of nationalization, currency controls and the like) (collectively ("Country Risk")). Nothing contained herein shall require Bank to make any selection on behalf of Customer that would entail consideration of Country Risk and, except as may be provided in (e) below, to engage in any monitoring of Country Risk.

        (e) Bank shall provide to Customer such information relating to Country Risk as is specified in Appendix 1-A hereto. Customer hereby acknowledges that:
(i) such information is solely designed to inform Customer of market conditions and procedures and is not intended as a recommendation to invest or not invest in particular markets; and (ii) Bank has gathered the information from sources it considers reliable, but that Bank shall have no responsibility for inaccuracies or incomplete information.

        V. Add a new Section 17 to the Agreement as follows:

        17. COMPLIANCE WITH SECURITIES AND EXCHANGE COMMISSION RULE 17F-7 ("RULE 17F-7")

        (a) Bank shall, for consideration by Customer, provide an analysis in accordance with rule 17f-7(a)(1)(i)(A) of the custody risks associated with maintaining Customer's Foreign

Assets with each Eligible Securities Depository used by Bank as of the date hereof (or, in the case of an Eligible Securities Depository not used by Bank as of the date hereof, prior to the initial placement of Customer's Foreign Assets at such Depository) and at which any Foreign Assets of Customer are held or are expected to be held. The foregoing analysis will be provided to Customer at Bank's Website. In connection with the foregoing, Customer shall notify Bank of any Eligible Securities Depositories at which it does not choose to have its Foreign Assets held. Bank shall monitor the custody risks associated with maintaining Customer's Foreign Assets at each such Eligible Securities Depository on a continuing basis and shall promptly notify Customer or its adviser of any material changes in such risks.

        (b) Bank shall exercise reasonable care, prudence and diligence in performing the requirements set forth in Section 17(a) above.

        (c) Based on the information available to it in the exercise of diligence, Bank shall determine the eligibility under rule 17f-7(b)(1) of each depository before including it on Appendix 1-B hereto and shall promptly advise Customer if any Eligible Securities Depository ceases to be eligible. (Eligible Securities Depositories used by Bank as of the date hereof are set forth in Appendix 1-B hereto, and as the same may be amended on notice to Customer from time to time.)

        (d) Bank need not commence performing any of the duties set forth in this Section 17 prior to March 31, 2001, but Bank shall advise Customer if it is prepared to commence such duties prior to such date as to particular depositories.

                                  Appendix 1-A

                       Information Regarding Country Risk

        1. To aid Customer in its determinations regarding Country Risk, Bank shall furnish annually and upon the initial placing of Foreign Assets into a country the following information:

        A       Opinions of local counsel concerning:

        i. Whether applicable foreign law would restrict the access afforded Customer's independent public accountants to books and records kept by an Eligible Foreign Custodian located in that country.

        ii. Whether applicable foreign law would restrict the Customer's ability to recover its assets in the event of the bankruptcy of an Eligible Foreign Custodian located in that country.

        iii. Whether applicable foreign law would restrict the Customer's ability to recover assets that are lost while under the control of an Eligible Foreign Custodian located in the country.

        B.      Written information concerning:

        i. The likelihood of expropriation, nationalization, freezes, or confiscation of Customer's assets.

        ii. Whether difficulties in converting Customer's cash and cash equivalents to U.S. dollars are reasonably foreseeable.

        C.      A market report with respect to the following topics:

        (i) securities regulatory environment, (ii) foreign ownership restrictions, (iii) foreign exchange, (iv) securities settlement and registration, (v) taxation, (vi) market settlement risk,
                (vii) Eligible Securities Depositories (including Depository evaluation), if any.

        2. Bank shall furnish the following additional information:

            Market flashes, including with respect to changes in the
                         information in market reports.

                                  Appendix 1-B

                        ELIGIBLE SECURITIES DEPOSITORIES

                           GLOBAL PROXY SERVICE RIDER

                           To Global Custody Agreement

                                     Between

                               JPMORGAN CHASE BANK

                                       AND

                              GARTMORE MUTUAL FUNDS

                              dated April 4, 2003.

1. Global Proxy Services ("Proxy Services") shall be provided for the countries listed in the procedures and guidelines ("Procedures") furnished to Customer, as the same may be amended by Bank from time to time on prior notice to Customer. The Procedures are incorporated by reference herein and form a part of this Rider.

2. Proxy Services shall consist of those elements as set forth in the Procedures, and shall include (a) notifications ("Notifications") by Bank to Customer of the dates of pending shareholder meetings, resolutions to be voted upon and the return dates as may be received by Bank or provided to Bank by its Subcustodians or third parties, and (b) voting by Bank of proxies based on Customer Instructions. Original proxy materials or copies thereof shall not be provided. Notifications shall generally be in English and, where necessary, shall be summarized and translated from such non-English materials as have been made available to Bank or its Subcustodian. In this respect Bank's only obligation is to provide information from sources it believes to be reliable and/or to provide materials summarized and/or translated in good faith. Bank reserves the right to provide Notifications, or parts thereof, in the language received. Upon reasonable advance request by Customer, backup information relative to Notifications, such as annual reports, explanatory material concerning resolutions, management recommendations or other material relevant to the exercise of proxy voting rights shall be provided as available, but without translation.

3. While Bank shall attempt to provide accurate and complete Notifications, whether or not translated, Bank shall not be liable for any losses or other consequences that may result from reliance by Customer upon Notifications where Bank prepared the same in good faith.

4. Notwithstanding the fact that Bank may act in a fiduciary capacity with respect to Customer under other agreements or otherwise under the Agreement, in performing Proxy Services Bank shall be acting solely as the agent of Customer, and shall not exercise any discretion with regard to such Proxy Services.

5. Proxy voting may be precluded or restricted in a variety of circumstances, including, without limitation, where the relevant Financial Assets are: (i) on loan; (ii) at registrar for registration or reregistration; (iii) the subject of a conversion or other corporate action; (iv) not held in a name subject to the control of Bank or its Subcustodian or are otherwise held in a manner which precludes voting; (v) not capable of being voted on account of local market regulations or practices or restrictions by the issuer; or (vi) held in a margin or collateral account.

6. Customer acknowledges that in certain countries Bank may be unable to vote individual proxies but shall only be able to vote proxies on a net basis (e.g., a net yes or no vote given the voting instructions received from all customers).

7. Customer shall not make any use of the information provided hereunder, except in connection with the funds or plans covered hereby, and shall in no event sell, license, give or otherwise make the information provided hereunder available, to any third party, and shall not directly or indirectly compete with Bank or diminish the market for Proxy Services by provision of such information, in whole or in part, for compensation or otherwise, to any third party.

8. The names of Authorized Persons for Proxy Services shall be furnished to Bank in accordance with Section 10 of the Agreement. Proxy Services fees shall be as set forth in Section 13 of the Agreement or as separately agreed.

                       SPECIAL "TERMS AND CONDITIONS RIDER

                            GLOBAL CUSTODY AGREEMENT

                           WITH GARTMORE MUTUAL FUNDS

                               DATED APRIL 4, 2003

                                  DOMESTIC ONLY

Domestic Corporate Actions and Proxies

With respect to domestic U.S. and Canadian Financial Assets (the latter if held in DTC), the following provisions shall apply rather than the provisions of
Section 8 of the Agreement and the Global Proxy Service rider:

        Bank shall send to Customer or the Authorized Person for a Custody Account, such proxies (signed in blank, if issued in the name of Bank's nominee or the nominee of a central depository) and communications with respect to Financial Assets in the Custody Account as call for voting or relate to legal proceedings within a reasonable time after sufficient copies are received by Bank for forwarding to its customers. In addition, Bank shall follow coupon payments, redemptions, exchanges or similar matters with respect to Financial Assets in the Custody Account and advise Customer or the Authorized Person for such Account of rights issued, tender offers or any other discretionary rights with respect to such Financial Assets, in each case, of which Bank has received notice from the issuer of the Financial Assets, or as to which notice is published in publications routinely utilized by Bank for this purpose.

                            GLOBAL CUSTODY AGREEMENT
                                     BETWEEN
                             JPMORGAN CHASE BANK AND
                              GARTMORE MUTUAL FUNDS

                         Amended as of December 29, 2004

FUND NAME
---------

Gartmore Short Duration Bond Fund
(formerly Gartmore Morley Capital Accumulation Fund)
Gartmore Large Cap Value Fund
Gartmore Small Cap Fund (formerly Nationwide Small Cap Fund) Gartmore Nationwide Fund
Gartmore Growth Fund
Gartmore Mid Cap Growth Leaders Fund (formerly Gartmore Millennium Growth Fund) Gartmore S&P 500 Index Fund (formerly Nationwide S&P 500 Index Fund)
Gartmore Money Market Fund
Gartmore Bond Fund
Gartmore Tax-Free Income Fund
Gartmore Government Bond Fund
Gartmore High Yield Bond Fund
Gartmore Value Opportunities Fund
NorthPointe Small Cap Value Fund
Gartmore U.S. Growth Leaders Fund
Gartmore Global Technology and Communications Fund
Gartmore Emerging Markets Fund
Gartmore International Growth Fund
Gartmore Worldwide Leaders Fund
Gartmore Global Health Sciences Fund
Gartmore Global Financial Services Fund
Gartmore Global Utilities Fund
Gartmore Nationwide Leaders Fund
Gartmore Morley Enhanced Income Fund
Gartmore Micro Cap Equity Fund
Gartmore Mid Cap Growth Fund
Gartmore Small Cap Index Fund (formerly Nationwide Small Cap Index Fund) Gartmore International Index Fund (formerly Nationwide International Index Fund) Gartmore Bond Index Fund (formerly Nationwide Bond Index Fund)
Gartmore Mid Cap Market Index Fund (formerly Nationwide Mid Cap Market Index
Fund)
Gartmore Investor Destinations Aggressive Fund
Gartmore Investor Destinations Moderately Aggressive Fund
Gartmore Investor Destinations Moderate Fund
Gartmore Investor Destinations Moderately Conservative Fund
Gartmore Investor Destinations Conservative Fund
Gartmore Asia Pacific Leaders Fund
Gartmore European Leaders Fund
Gartmore Small Cap Growth Fund (formerly Gartmore Global Small Companies Fund)

Gartmore OTC Fund
Gartmore U.S Growth Leaders Long-Short Fund (formerly Gartmore Long-Short Equity Plus Fund)
Gartmore Nationwide Principal Protected Fund
Gartmore Long-Short Fund
Gartmore Market Neutral Bond Plus Fund
Gartmore Convertible Fund
Gartmore China Opportunities Fund
Gartmore Global Natural Resources Fund
Gartmore Optimal Allocations Fund: Aggressive (formerly Actively Managed Aggressive Asset Allocation Fund)
Gartmore Optimal Allocations Fund: Moderately Aggressive (formerly Actively Managed Moderately Aggressive Asset Allocation Fund)
Gartmore Optimal Allocations Fund: Moderate (formerly Actively Managed
Moderate Asset Allocation Fund)
Gartmore Optimal Allocations Fund: Specialty (formerly Actively Managed Specialty Asset Allocation Fund)
NorthPointe Small Cap Growth Fund
Gartmore Small Cap Leaders Fund